Exhibit (h)(2)(e)
AMENDED AND RESTATED ADMINISTRATION AGREEMENT
     This Amended and Restated Agreement, dated as of October 19, 2011, among State Street Institutional Investment Trust, a Massachusetts business trust (the “Trust”), on its own behalf and on behalf of each of the Funds listed on Schedule I to this Agreement (each a “Fund” and together, the “Funds”), and SSgA Funds Management, Inc., a Massachusetts corporation (the “Administrator”), is effective with respect to each Fund as of the date set out with respect to such Fund on Schedule I to this Agreement, as may be amended from time to time.
     WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
     WHEREAS, the Trust desires to retain the Administrator and its permitted designees to furnish certain administrative services (the “Services”) to the Trust and the Funds, and the Administrator and its designees are willing to provide the Services to the Trust and each Fund on the terms set out in this Agreement;
     WHEREAS, the Trust, on its own behalf and on behalf of the Funds, and the Administrator wish to amend and restate the Administration Agreement among such parties dated February 1, 2011 for the purpose of clarifying that the Administrator may provide Services in respect of one or more Funds or one or more classes of shares of a Fund that vary in nature, range or amount than the Services provided to other Funds or other classes of shares of a Fund and that, consequently, the compensation paid in respect of such Funds or share classes under this Agreement may differ accordingly;
     NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the Trust, each Fund, and the Administrator agree as follows:
     1. Appointment and Services.
     The Trust hereby appoints the Administrator to provide the Services set out in Appendix A to this Agreement for the benefit of the Trust and the Funds. The Administrator accepts its appointment and agrees to provide the Services for the compensation set out in this Agreement.
     2. Fees.
     (a) For all Services provided under this Agreement, the Administrator will be compensated as set out on Appendix B. Appendix B may set out rates that differ among Funds or one or more share classes of the same Fund reflecting the understanding and expectation of the parties as to the nature, range and amount of Services to be provided to each Fund or share class under this Agreement.
     (b) The Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Trust for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Administrator. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Administrator at any time. For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.
     3. Expenses.
     (a) Except as otherwise provided in this Agreement, the Administrator will pay all costs it incurs in connection with the performance of its duties under this Agreement. The Administrator will pay the compensation and expenses of all of its personnel and will make available, without expense to the Trust, the services of its officers and employees as may duly be elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law.

     (b) The Administrator will not be required to pay any expenses of the Trust other than those specifically allocated to the Administrator in this Agreement. In particular, but without limiting the generality of the previous sentence, the Administrator will not be required to pay the following Trust expenses: (i) organization expenses of a Fund (including out-of-pocket expenses, but not including the Administrator’s overhead or employee costs); (ii) fees payable to any investment adviser of a Fund and to any other advisors or consultants of a Fund; (iii) except as otherwise agreed with the Board of Trustees, fees and expenses incurred by the Trust in connection with membership in investment company organizations; (iv) payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; (v) outside legal, accounting or auditing expenses; (vi) interest, insurance premiums, taxes or governmental fees; (vii) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business; (viii) the expenses of and fees for registering or qualifying shares of the Trust for sale and of maintaining the registration of the Trust and registering the Trust as a broker or a dealer, if applicable; (ix) the compensation and all expenses (specifically including travel expenses relating to Trust business) of Trustees, officers and employees of the Trust who are not affiliated persons of the Administrator; (x) expenses of printing, preparing, edgarizing, mailing and filing Prospectuses (each a “Prospectus”) and Statements of Additional Information (each, an “SAI”) of a Fund, any supplements thereto, and any other regulatory filings for the Trust or a Fund; (xi) any direct charges to shareholders approved by the Board of Trustees; (xii) costs of shareholders’ and other meetings; (xiii) costs in connection with the tabulation of proxies; (xiv) costs incurred in connection with registering with the Public Company Accounting Oversight Board; (xv) transfer agency and custodian expenses; and (xvi) record-keeping and record retrieval costs associated with compliance under the Investment Company Act.
     4. Delegation.
     (a) The Administrator, upon prior notice to the Trust and in compliance with applicable law, may delegate any of the Services, or adjust any prior delegation, to any other person or persons that the Administrator controls, is controlled by, or is under common control with, or to specified employees of any such persons, to the extent permitted by applicable law.
     (b) Subject to prior approval of a majority of the members of a Fund’s Board of Trustees, including a majority of the Trustees who are not “interested persons,” and, to the extent required by applicable law, by the shareholders of a Fund, the Administrator, upon prior consent of the Trust and in compliance with applicable law, may delegate or outsource any of the Services, or adjust any prior delegation or outsourcing, to any other person or persons unaffiliated with the Administrator or to specified employees of any such persons, to the extent permitted by applicable law.
     (c) Notwithstanding any delegation under clauses (a) or (b) of this Section 4, the Administrator will continue to supervise the Services provided by such persons or employees and any delegation will not relieve the Administrator of any of its obligations under this Agreement.
     5. Standard of Care; Indemnification.
     (a) The Administrator will exercise reasonable care and diligence in the performance of its duties under this Agreement.
     (b) The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 4, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Administrator’s liability under this Agreement shall be limited to two times its total annual compensation earned and fees paid hereunder during the preceding twelve months for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling.
     The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.
     The Trust shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.
     The indemnification contained herein shall survive the termination of this Agreement.
     (c) At any time the Administrator may apply to any officer of a Fund for instructions, and may consult with legal counsel for a Fund, at the expense of the Fund, with respect to any matter arising in connection with this Agreement; and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the advice of such counsel. The Administrator is authorized to act on the orders, directions or instructions of such persons as the Board of Trustees from time to time designates by resolution. The Administrator will be protected in acting upon any paper or document, including any orders, directions or instructions, reasonably believed by it to be genuine and to have been signed by the proper person or persons; and the Administrator will not be held to have notice of any change of authority of any person so authorized by a Fund until receipt of written notice from the Fund.
     (d) In carrying out the Services under this Agreement the Administrator will be entitled to receive, and may rely upon, information furnished it by means of Proper Instructions (as defined below), including but not limited to: (i) the manner and amount of accrual of expenses to be recorded on the books of each Fund; (ii) the source of quotations to be used for securities as may not be available through the Administrator’s normal pricing services; (iii) the value to be assigned to any asset for which no price quotations are readily available; (iv) if applicable, the manner of computation of the public offering price and other computations as may be necessary; (v) transactions in portfolio securities; (vi) transactions in capital shares; and (vii) information received from any third party transfer agent of a Fund.
     “Proper Instructions” means any certificate, letter or other instrument or telephone call reasonably believed by the Administrator to be genuine and to have been properly made or signed by any authorized officer of a Fund or person reasonably believed by the Administrator as being authorized by the Board of Trustees of a Fund. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices as from time to time agreed to by an authorized officer of a Fund and the Administrator.
     6. Term and Termination.
     (a) This Agreement will remain in force with respect to each party until the respective initial termination date listed on Schedule I and continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” of any party to this Agreement.
     (b) This Agreement will automatically terminate in the event of its assignment. Either party to this Agreement may terminate this Agreement or any Service under this Agreement without penalty by an instrument in writing delivered or mailed to the other party. A Fund may effect a termination under this Agreement by a vote of (i) a majority of the Trustees of the Fund who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Agreement or in any other agreement related to this Agreement or (ii) a majority of the outstanding voting securities of the Fund. Any termination under this Section will take effect not sooner than sixty (60) days after the date of delivery or mailing of such notice of termination, unless a Fund terminates this Agreement or Service under this Agreement due to a material failure of the Administrator to fulfill its obligations under this Agreement or with respect to the Service, in which case the termination will take effect immediately. Upon termination, the Administrator (or any designee of the Administrator) will turn over to the Trust or its designee, and cease to be obligated to retain in the Administrator’s files, any and all records pertaining to the terminated Services under this Agreement; provided, however, the Administrator (or its designee) in its discretion may make and retain copies of any and all such records and documents that it determines appropriate or for its protection.
     7. Amendment. This Agreement, including any Schedule or Appendix to this Agreement, may be amended at any time by mutual agreement of the parties.
     8. Services Not Exclusive. The Administrator’s services pursuant to this Agreement are not exclusive, and it is understood that the Administrator may perform similar services for other persons. In acting under this Agreement, the Administrator will be an independent contractor and not an agent of the Trust or the Funds. The Administrator and its affiliates, by separate agreement with the Trust or a Fund, may also serve the Trust or a Fund in other capacities.
     9. Other Interests. It is understood that the Trustees and Officers of the Trust and the shareholders of the Funds are or may be or become interested in the Administrator or its affiliates as directors, officers, employees, shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its affiliates are or may be or become similarly interested in the Funds, and that the Administrator and its affiliates may be or become interested in the Funds as shareholder or otherwise. It is also understood that directors, officers, employees and shareholders of the Administrator and its affiliates may be or become interested (as directors, officers, employees, shareholders or otherwise) in other companies or entities (including but not limited to, other investment companies) controlling, controlled by or under common control with the Administrator, its affiliates or subsidiaries or which the Administrator, its affiliates or subsidiaries may in the future organize, sponsor or acquire, or with which they may merge or consolidate.
     10. Limited Recourse.
     (a) With respect to any claim (including, without limitation, any claim under Section 5 hereof) by the Administrator for recovery of that portion of any fees or reimbursable expenses (or any other liability of a Fund arising under this Agreement) related to a particular series and class of a Fund, whether in accordance with the express terms of this Agreement or otherwise, the Administrator will have recourse solely against the assets of that series and class to satisfy the claim and will have no recourse against the assets of any other series and class of any Fund.
     (b) The Administrator is hereby expressly put on notice of the limitation of liability as set forth in the Trust’s Declaration of Trust, as amended from time-to-time (the “Declaration”), a copy of which, together with all amendments thereto, is on file in the Office of the Secretary of The Commonwealth of Massachusetts, and it agrees that the obligations assumed by the Trust on behalf of each Fund pursuant to this Agreement will be limited in all cases to a Fund and its assets, and it will not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or any other series of the Trust, or from any Trustee, officer, employee or agent of the Trust. The Administrator understands that the rights and obligations of each Fund, or series, under the Declaration are separate and distinct from those of any and all other series.

     11. Internal Controls. The Administrator will maintain sufficient policies and procedures to reasonably ensure its ability to perform the services under this Agreement, and will monitor compliance with its policies and procedures.
     12. Miscellaneous.
     (a) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     (b) In interpreting the provisions of this Agreement, the definitions under the Investment Company Act (particularly the definitions of “interested person,” “affiliated person,” “assignment” and “majority of the outstanding voting securities”) will be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation, interpretation or order.
     (c) If the Administrator is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God, acts of terrorism, equipment, utility or transmission failure or damage, and/or any other cause or casualty beyond the reasonable control of the Administrator, whether similar to the foregoing matters or not, then, upon written notice to a Fund, the requirements of this Agreement that are affected by such disability, to the extent so affected, will be suspended during the period of such disability; provided, however, that the Administrator will make reasonable effort to remove such disability as soon as possible.
     (d) This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely in that jurisdiction, without regard to that jurisdiction’s conflict of laws provisions, provided that nothing in this Agreement will be construed in a manner inconsistent with the Investment Company Act, or in a manner which would cause a Fund to fail to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended.
     (e) This Agreement constitutes the entire agreement between the parties concerning the subject matter, and supersedes any and all prior understandings.
     (f) If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder will not be affected.
     (g) Any notice required under this Agreement will be sufficiently given when delivered or mailed to the other party at the address of such party set out below or to such other persons or at such address as such party may from time to time specify in writing to the other party.

If to Trust:	State Street Institutional Investment Trust
Fund Administration Legal Department
P.O. Box 1713
Boston, MA 02105-1713
Fax: (617) 662-3805

If to Administrator:	SSgA Funds Management, Inc. State Street Financial Center One Lincoln Street Boston, Massachusetts 02111 Attn: Legal Department Fax: (617) 664-6273

     (h) Except as otherwise provided in this Agreement or as required by law, the Administrator will keep confidential all records of and information in its possession relating to the Trust, and or its shareholders or shareholder accounts and will not disseminate those records and information except at the request of or with the consent of a Fund.
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IN WITNESS WHEREOF, the Trust and the Administrator have caused this Agreement to be executed as of the day and year first above written.

State Street Institutional Investment Trust, on behalf of the Funds set out on Schedule I

By:	/s/ Ellen M. Needham

Name: Title:	Ellen M. Needham Vice President

SSgA Funds Management, Inc.

By:	/s/ James E. Ross

Name: Title:	James E. Ross President

SCHEDULE I
FUNDS

	Effective Date	Expiration Date of
	of this	Initial Term of the
Fund	Agreement	Agreement
State Street Institutional Liquid Reserves Fund
State Street Institutional Tax Free Money Market Fund
State Street Institutional U.S. Government Money Market Fund
State Street Institutional Treasury Money Market Fund
State Street Institutional Treasury Plus Money Market Fund
	February 1, 2011	February 1, 2012

APPENDIX A
SERVICES
Services
          The Administrator will continuously provide business management services to the Trust and each Fund and will generally, subject to the general oversight of the Trustees and except as provided in the second following paragraph, manage all of the business and affairs of the Trust and each Fund, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws, each as amended, and of the Investment Company Act of 1940, as amended, and the rules thereunder (the “1940 Act”), and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish. The Administrator shall, except as provided in the second following paragraph, advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees regarding the conduct of the business of the Trust and each Fund.
          The Administrator will make available, without expense to the Trust or the Funds, the services of such of your directors, officers, and employees as may be duly elected Trustees or officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law.
          No provision of this Agreement shall be deemed to require the Administrator at any time to provide to the Trust, or any Fund or to any person with respect to the Trust or any Fund, investment research, advice, or supervision, or in any way to advise the Trust or any Fund, or any person acting on behalf of the Trust or any Fund, as to the value of securities or other investments or as to the advisability of investing in, purchasing, or selling securities or other investments.
Without limiting the generality of the foregoing the Administrator agrees to provide the following services to the Trust and each Fund, as applicable:
1.	Provide the Trust with adequate office space and all necessary office equipment and services, including but not limited to telephone service, heat, utilities, stationery supplies and similar items.
2.	Maintain the Trust’s general corporate calendar.
3.	Maintain copies of the Trust’s Declaration of Trust and by-laws.
4.	Prepare and submit reports and meeting materials to the Board of Trustees and to existing shareholders for meetings of shareholders (including arranging for and coordinating, preparing the Fund’s representatives for, and attending and preparing minutes for shareholder meetings); assist the Funds in posting and maintaining required schedules of investments and related information on their websites.
5.	Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise prepared by the Trust’s investment adviser, custodian, legal counsel or independent accountants.
6.	Provide to the Trust’s Board of Trustees periodic and special reports and recommendations as the Board may reasonably request, including but not limited to reports concerning the services, performance and fees of the administrator, custodian, independent accountant, shareholder service and transfer and dividend disbursing agent (“Transfer Agent”); and reports on expense limitations, net asset value analysis and financial information to be presented to management and the Board of Trustees and in connection with the renewal of investment advisory and distribution contracts.
7.	Coordinate the meetings of the Committees of the Board, assure that meetings are scheduled and that agendas are prepared; participate in meetings of the Committees.
8.	Obtain and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with Rules 17g-l and 17d-1 under the 1940 Act at the expense of the Trust and Funds and ensure that such fidelity bonds and any related notices are filed with the SEC as required under the 1940 Act, to the extent such bonds and policies are approved by the Board.
9.	Provide consultation on regulatory matters relating to portfolio management, Trust operations and any potential changes in the Trust’s investment policies, operations or structure; act as liaison to legal counsel to the Trust and, where applicable, to independent legal counsel to the Trust’s disinterested Trustees, in order to coordinate the provision of legal advice and counsel to the Trust.
10.	Assist the Trust’s Chief Compliance Officer with issues regarding the Trust’s compliance program (as approved by the Board of Trustees in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested; perform certain compliance procedures for the Trust which may include, among other matters, monitoring compliance with personal trading guidelines by the Trust’s Board of Trustees; and provide consultation and advice for resolving compliance questions together with the Funds’ outside legal counsel.
11.	Assist the Trust with its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures.
12.	Perform the Fund’s policies and procedures with respect to market timing, anti-money laundering, customer identification, privacy, sales load breakpoints and redemption fees, to the extent these policies and procedures have not been delegated to another service provider of the Funds.
13.	Provide periodic testing of portfolios to assist the Trust’s investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Trust prospectus limitations as may be mutual agreed upon.
14.	Maintain and preserve, or oversee the maintenance and preservation of, accounts, books, financial records and other documents as required by the 1940 Act, applicable federal and state laws and any other law or administrative rules or procedures which may be applicable to a Fund (including in accordance with generally accepted accounting principles to the extent required under applicable law).
15.	Oversee the maintenance by the Trust’s custodian of certain books and records of the Trust as required under Rule 31a-1(b) under the 1940 Act.
16.	Implement and maintain a disaster recovery program for the Trust’s records, and a business continuity plan.
17.	Develop or assist in developing guidelines and procedures to improve overall compliance by the Trust and its various agents.
18.	Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate.
19.	Facilitate audits of accounts by a Fund’s independent public accountants or by any other auditors employed or engaged by a Fund or by any regulatory body with jurisdiction over the applicable Fund.
20.	Supervise, negotiate contractual arrangements with (to the extent appropriate) and monitor the performance of, third party accounting agents, custodians, depositories, transfer agent, pricing agents, independent accountants and auditors, attorneys, printers, insurers, shareholder servicing and processing agents, banks (for lines of credit) and other persons in any capacity deemed to be necessary or desirable to Trust or Fund operations.
21.	Prepare and file, or oversee the preparation and filing of, any claims in connection with class actions involving portfolio securities, handle administrative matters in connection with the litigation or settlement of such claims, and prepare reports to the Board regarding such matters.
22.	Coordinate legal guidance on alternative distribution structures for the Fund’s shares (such as the adoption and implementation of a multiple class structure).
23.	Counsel and assist the Trust in the handling of routine regulatory examinations and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters.
24.	Oversee the determination and publication of the Trust’s net asset value in accordance with the Trust’s policy as adopted from time to time by the Board.
25.	Prepare the Trust’s federal, state and local income tax returns for review by the Trust’s independent accountants and filing by the Trust’s treasurer.
26.	Review the calculation, submit for approval by officers of the Trust and arrange for payment of the Trust’ expenses.
27.	Prepare for review and approval by officers of the Trust financial information for the Trust’s semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Trust shareholders, and arrange for the printing and dissemination of such reports and communications to record and beneficial shareholders.
28.	Prepare for review by an officer of the Trust the Trust’ periodic financial reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR and Form N-CSR (including annual and semiannual reports to shareholders) and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon. Coordinate mailing of annual and semiannual reports to shareholders. Review text of “President’s letters” to shareholders and “Management Discussion of Trust Performance” (which shall also be subject to review by the Trust’s legal counsel).
29.	Prepare recommendations as to each Fund’s income and capital gains available for distribution; calculate such distributions for each Fund in accordance with applicable regulations and the distribution policies set forth in the Trust’s registration statement, and assist Trust management in making final determine of distribution amounts.
30.	Assist in the resolution of accounting issues that may arise with respect to each Fund’s operations and consulting with each Fund’s independent accountants, legal counsel and each Fund’s other agents as necessary in connection therewith.
31.	Oversee and review calculations of fees paid to the Trust’s investment adviser, custodian and Transfer Agent.
32.	Consult with the Trust’s officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of the Trust.
33.	Provide assistance with investor and public relations matters.
34.	Respond to, or refer to the Trust’s officers or the Trust’s distributor or the Transfer Agent, shareholder inquiries relating to the Trust.
35.	Review and provide assistance on shareholder communications.
36.	Perform agreed-upon shareholder servicing and processing functions not assumed by shareholder servicing agents or any other party.
37.	Assist the Trust in the development of additional investment portfolios.
38.	Assist in training of certain personnel including portfolio managers and other investment staff.
39.	Review all contracts concerning the acquisition of other investment companies or the liquidation of a Fund; draft, negotiate and file various documentation required in connection therewith; provide guidance on the manner such transactions should be structured to comply with applicable law; and obtain at the Fund’s expense legal opinions and regulatory authority rulings necessary for such transactions to comply with applicable law.
40.	Prepare responses to major industry questionnaires.
41.	Generally assist in all aspects of the Trust’s operations.
42.	Otherwise assist the Trust as it may reasonably request in the conduct of each Fund’s business.
Subject to review and comment by the Trust’s legal counsel:
43.	Prepare and file with the SEC amendments to the Trust’s registration statement, including updating the Prospectus and Statement of Additional Information, where applicable.
44.	Prepare and file with the SEC proxy statements; provide consultation on proxy solicitation matters.
45.	Prepare agenda and background materials for Board meetings, make presentations where appropriate, prepare minutes and address follow-up matters raised at Board meetings.
46.	Prepare and file with the SEC Rule 24f-2 notices.
47.	Perform Blue Sky services pursuant to the specific instructions of the Trust as detailed in Schedule A to this Agreement.

ADMINISTRATION AGREEMENT
SCHEDULE A
NOTICE FILING WITH
STATE SECURITIES ADMINISTRATORS
AT THE SPECIFIC DIRECTION OF THE TRUST, THE ADMINISTRATOR WILL PREPARE REQUIRED DOCUMENTATION AND MAKE NOTICE FILINGS IN ACCORDANCE WITH THE SECURITIES LAWS OF EACH JURISDICTION IN WHICH TRUST SHARES ARE TO BE OFFERED OR SOLD PURSUANT TO INSTRUCTIONS GIVEN TO THE ADMINISTRATOR BY THE TRUST.
THE TRUST SHALL BE SOLELY RESPONSIBLE FOR THE DETERMINATION OF (I) THOSE JURISDICTIONS IN WHICH NOTICE FILINGS ARE TO BE SUBMITTED AND (II) THE NUMBER OF TRUST SHARES TO BE PERMITTED TO BE SOLD IN EACH SUCH JURISDICTION. IN THE EVENT THAT THE ADMINISTRATOR BECOMES AWARE OF (A) THE SALE OF TRUST SHARES IN A JURISDICTION IN WHICH NO NOTICE FILING HAS BEEN MADE OR (B) THE SALE OF TRUST SHARES IN EXCESS OF THE NUMBER OF TRUST SHARES PERMITTED TO BE SOLD IN SUCH JURISDICTION, THE ADMINISTRATOR SHALL REPORT SUCH INFORMATION TO THE TRUST, AND IT SHALL BE THE TRUST’S RESPONSIBILITY TO DETERMINE APPROPRIATE CORRECTIVE ACTION AND INSTRUCT THE ADMINISTRATOR WITH RESPECT THERETO.
The Blue Sky services shall consist of the following:
1.	Filing of Trust’s Initial Notice Filings, as directed by the Trust;

2.	Filing of Trust’s renewals and amendments as required;

3.	Filing of amendments to the Trust’s registration statement where

4.	required;

5.	Filing Trust sales reports where required;

6.	Payment at the expense of the Trust of all Trust Notice Filing fees;

7.	Filing the Prospectuses and Statements of Additional Information and

8.	any amendments or supplements thereto where required;

9.	Filing of annual reports and proxy statements where required; and

10.	The performance of such additional services as the Administrator and the Trust may agree upon in writing.
Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law. Any such determination shall be made by the Trust or its legal counsel. In connection with the services described herein, the Trust shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT I
LIMITED POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, as of _____________________, that State Street Institutional Investment Trust with principal offices at __________________ (the “Trust”) makes, constitutes, and appoints SSgA FUNDS MANAGEMENT, INC. (the “Administrator”) with principal offices at ___________________________ its lawful attorney-in-fact for it to do as if it were itself acting, the following:
1. REGISTRATION OF TRUST SHARES. The power to register shares of each series of the Trust in each jurisdiction in which each series of Trust shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all Trust applications, including without limitation, applications to register shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, claims for exemption, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the registration of Trust shares.
2. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager, or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Trust with respect to item 1 above.
The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Trust.
IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

By:

Name:

Title:

APPENDIX B
FEE SCHEDULE
The Trust on behalf of each Fund will pay the Administrator in United States Dollars following the last day of each month the unpaid balance of a fee equal to the sum of all the daily administrative service fee accruals from the previous month. The daily administrative service fee accrual is calculated on a daily basis by multiplying a Fund’s net assets by the rate set forth below next to the name of the Fund share class and dividing that product by the number of days in that year; provided, however, that in respect of any Fund where the fee payable hereunder varies by class of shares, the daily administrative service fee accrual is calculated on a daily basis by multiplying the Fund’s net assets attributable to each class of shares by the rate set forth below in respect of that class and dividing that product by the number of days in the year, and aggregating all such amounts so defined. The Administrator will be entitled to receive during any month such interim payments of its fee under this Agreement as it will request, provided that no such payment will exceed 75 percent of the amount of its fee then accrued on the books of a Fund and unpaid.
The “average daily net assets” of each Fund will mean the average of the values placed on the Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such time. The value of the net assets of each Fund will always be determined pursuant to the applicable provisions of the Trust’s Declaration, as amended from time-to-time and the Registration Statement. If the determination of net asset value for a Fund does not take place for any particular day, then for the purposes of this Agreement, the value of the net assets of the Fund as last determined will be deemed to be the value of its net assets as of 4:00 p.m. (New York time), or as of such other time as the value of the net assets of the Fund’s portfolio may be lawfully determined on that day. If a Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day will be deemed to be the sole determination thereof on that day for the purposes of this Agreement.

Fund	Share Classes	Fee Rate
State Street Institutional Liquid Reserves Fund

	Class M Shares	0.03%

	All other share classes	0.05%

State Street Institutional Tax Free Money Market Fund	All share classes	0.05%

State Street Institutional U.S. Government Money Market Fund	All share classes	0.05%

State Street Institutional Treasury Money Market Fund	All share classes	0.05%

State Street Institutional Treasury Plus Money Market Fund	All share classes	0.05%